Exhibit 10.2

Vicarious Surgical Inc.

Amended and Restated Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of Vicarious Surgical Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The adoption of this Policy shall have no effect on any cash or equity compensation granted to non-employee directors prior to the adoption of this Policy.

I.	CASH COMPENSATION

A. Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

B. Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:

1. Chair of the Board. A Non-Employee Director serving as Chair of the Board shall receive an additional annual retainer of $35,000 for such service.

2. Audit Committee. A Non-Employee Director serving as Chair of the Audit Committee shall receive an additional annual retainer of $18,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit Committee shall receive an additional annual retainer of $6,300 for such service.

3. Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional annual retainer of $14,250 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional annual retainer of $5,500 for such service.

4. Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $4,650 for such service.

5. Technology and Product Committee. A Non-Employee Director serving as Chair of the Technology and Product Committee shall receive an additional annual retainer of $14,250 for such service. A Non-Employee Director serving as a member other than the Chair of the Technology and Product Committee shall receive an additional annual retainer of $5,500 for such service.

C. Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter, unless the Non-Employee Director elects to receive equity in lieu of cash in accordance with Sections I(D) and I(E). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

D. Election for Equity in Lieu of Cash Retainers. A Non-Employee Director may elect to receive a fully-vested grant of the Company’s Class A common stock (the “Common Stock”) under the Company’s 2021 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) with a fair market value of the retainer amounts described in Sections I(A) and I(B) above in lieu of receiving cash in such amounts. Prior to the end of each calendar year, each Non-Employee Director shall make an election with respect to the retainers described in Sections I(A) and I(B) for the following calendar year, indicating whether he or she elects to receive the retainers in cash or equity. If no election has been made as of the first day of the year, the Non-Employee Director shall receive all retainers in cash. If a previous election has been made to receive equity in lieu of cash, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form for the following calendar year. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or equity.

E. Grant of Equity in Lieu of Cash Retainers. In the event an election is made pursuant to Section I(D) to receive equity in lieu of cash with respect to the retainers described in Sections I(A) and I(B), such Non-Employee Director shall automatically be granted on the last trading day of the calendar quarter a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such Non-Employee Director’s cash retainer for such calendar quarter, determined by dividing (A) the aggregate amount of the retainer by (B) the closing price of the Common Stock on the New York Stock Exchange on such date (rounded down to the nearest whole share).

II.	EQUITY COMPENSATION

Non-Employee Directors shall be granted the equity awards described below, unless otherwise specified by the Board or Compensation Committee at the time of grant. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all Restricted Stock Unit (“RSU”) and stock option grants made pursuant to this Policy are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

A. Initial Awards. Unless otherwise specified by the Board or the Compensation Committee at the time of grant, each Non-Employee Director who is initially elected or appointed to the Board shall receive RSUs with a grant date fair value of $301,800 (or such lesser amount as determined by the Compensation Committee in its discretion), on the date of such initial election or appointment (or, if specified by the Board or Compensation Committee, a number of stock options to purchase Common Stock, with an aggregate grant date fair value of $301,800 (or such lesser amount as determined by the Compensation Committee in its discretion), valued based on a Black Scholes valuation method). The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

B. Subsequent Annual Awards. Unless otherwise specified by the Board or the Compensation Committee at the time of grant, a Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall receive a number of RSUs on the date of such annual meeting calculated by dividing $145,000 (or such lesser amount as determined by the Compensation Committee in its discretion) by the 60-day average price of the Common Stock (or, if specified by the Board or Compensation Committee, a number of stock options to purchase Common Stock, with an aggregate grant date fair value of $145,000 (or such lesser amount as determined by the Compensation Committee in its discretion), valued based on a Black Scholes valuation method); provided that a Non-Employee Director who has been serving as a Non-Employee Director on the Board for less than six months as of the date of any annual meeting of the Company’s stockholders shall receive the number of RSUs or stock options set forth above prorated for the portion of the year actually served as a Non-Employee Director. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D. Terms of Awards Granted to Non-Employee Directors. Unless otherwise specified by the Board or the Compensation Committee at the time of grant, each Initial Award shall vest and become exercisable in thirty six (36) substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Unless otherwise specified by the Board or the Compensation Committee at the time of grant, each Subsequent Award shall vest and become exercisable on the earlier to occur of (x) one day prior to the date of the Company’s next annual meeting of stockholders held after the date of grant or (y) the anniversary of the date of grant, in each case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through the applicable vesting date. Unless the Board or Compensation Committee otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. A Non-Employee Director shall become fully vested in all outstanding RSUs or stock options subject to an Initial Award or any Subsequent Award upon a change in control of the Company subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director until immediately prior to the consummation of a change of control transaction.

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In no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of (1) equity awards to be granted and (2) any cash compensation paid to any Non-Employee Director exceed $1,000,000 in any calendar year.

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